Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "CHINA PHARMA HOLDINGS, INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF JUNE, A.D. 2010, AT 7:53 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2998297 8100

100685700

Jeffrey W Bullock, Secretary of State

AUTHENTICATION: 8083404

DATE: 06-28-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:53 PM 06/23/2010
FILED 07:53 PM 06/23/2010
SRV 100685700 - 2998297 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CHINA PHARMA HOLDINGS, INC.

Pursuant to Sections 242 and 245 of the Delaware General Corporation Law

The undersigned, a duly authorized officer of China Pharma Holdings, Inc. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, does hereby certify as follows:

FIRST: The Corporation was originally incorporated under the name "Softstone Inc." and the original Certificate of Incorporation was filed with the Secretary of the State of Delaware on January 28, 1999.

SECOND: The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation described herein by unanimous written consent in accordance with the provisions of Sections 242 and 141(f) of the Delaware General Corporation Law, and the Corporation's stockholders duly adopted such amendments in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law.

THIRD: Paragraphs one (1) through ten (10) of the Certificate of Incorporation are hereby deleted and replaced in their entirety to read as follows:

"1. The name of the Corporation is China Pharma Holdings, Inc.

2. Its registered office in the State of Delaware is located at 1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, Delaware 19801. The name and address of the registered agent is The Corporation Trust Company, 1209 Orange Street, Corporation Trust Center, Wilmington, and New Castle County, Delaware 19801.

3. The nature of the business or purposes to be conducted or promoted by the Corporation are:

(a) To engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law;

(b) To manufacture pharmaceutical products and health products;

(c) To purchase, take, own, hold, deal in, broker, mortgage or otherwise encumber and to lease, sell, exchange, convey, transfer or in any manner dispose of real property;

(d) To enter into partnerships, joint ventures, or other arrangements for sharing profits or cooperate with any entity carrying on any business capable of being conducted so as to benefit this Corporation; to acquire the assets and assume the liabilities of any entity and/or to acquire all or part of the stock of any corporation; to pay for the assets or stock in cash, stock or otherwise; to hold or dispose of the property so purchased; and to conduct any business so acquired; or dispose of the property so purchased; and to conduct any business so acquired;

(e) To borrow and lend money and to negotiate loans; to draw, accept and endorse notes, accounts receivable, bonds, stocks, debentures and other securities; to subscribe for, buy, sell, acquire, hold and dispose of shares of stock, bonds, accounts and other securities of any government, person or corporation; and to guarantee obligations of any other person or entity;

(f) To do any or all of the things herein set forth as principal, agent, contractor, trustee or otherwise, alone or jointly, with natural persons or any legal entity; and

(g) To have one or more offices and to conduct any or all of its operations and business and to promote its objects within or without the State of Delaware, without restriction as to place or amount.

The objects and purposes specified herein shall be regarded as independent objects and purposes and, except where otherwise expressed, shall be in no way limited nor restricted by reference to or inference from the terms of any other clause or paragraph of this Certificate of Incorporation.

In addition, the foregoing shall be construed both as objects and powers and the enumeration thereof shall not be held to limit or restrict in any manner the objects or purposes of the Corporation or the general powers conferred on this Corporation by the laws of the State of Delaware.

4. The total number of shares of stock which the Company shall have the authority to issue is ONE HUNDRED MILLION (100,000,000) shares, NINETY FIVE MILLION (95,000,000) shares of which shall be Common Stock, par value $0.001 per share, and FIVE MILLION (5,000,000) shares of which shall be Preferred Stock, par value $0.001 per share.

The Preferred Stock may be issued in series, with such designations, preferences, stated values, rights, qualifications or limitations as determined solely by the Board of Directors of the Corporation. The Board of Directors is hereby vested with authority to fix such designations, preferences and relative participating, optional or other special rights or qualifications, limitations, or restrictions for each series, including, but not by way of limitation, the power to fix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and fix the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the Corporation and fix the voting power, if any, of shares of Preferred Stock or any series thereof.

5. The number of directors constituting the entire Board of Directors of the Corporation shall be not less than three nor more than nine, with specific number to be as authorized from time vote of a majority of the entire Board of Directors.

6. The capital stock of the Corporation is nonassessable.

7. The Corporation shall have perpetual existence.

8. The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify its directors and officers.

9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation of the Corporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation."

IN WITNESS WHEREOF, the undersigned, being the President and Chief Executive Officer of the Corporation, does hereby execute this Amended and Restated Certificate of Incorporation as of June 22, 2010.

/s/ Zhilin Li
Name: Zhilin Li
Title: President & Chief Executive Officer